EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in post-effective Amendment No. 1 to the Registration Statement No. 33-7053 on Form S-8, in Registration Statement Nos. 33-44700, 333-44024 and 333-46218 on Form S-8 of our report dated January 12, 2009, except for the portion of Note 2 presented under the heading, “Restatements and Reclassifications,” as to which the date is February 22, 2010, with respect to the Consolidated Financial Statements of Archon Corporation and Subsidiaries included in the Annual Report (Form 10-K) for the year ended September 30, 2009.

/s/ Piercy Bowler Taylor & Kern

Las Vegas, Nevada

February 22, 2010